EXHIBIT 99.1

News Release
Corporate Headquarters
P.O. Box 269
San Antonio, TX 78291-0269
Phone: (210) 829-9000
Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
March 24, 2005	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS AGREES TO ACQUIRE

THE TAMPA FLYER SHOPPER

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today announced that it has entered into a definitive agreement to acquire The Tampa Flyer from Flyer Printing Company, Inc. The Tampa Flyer is a weekly shopper publication delivered by mail with circulation in excess of 900,000 in the Tampa, Florida metropolitan area. The cash transaction, valued at slightly under two times 2004 revenue, is expected to close by the end of April. The operations to be acquired generated approximately $33 million in revenue in calendar year 2004.

Richard Hochhauser, Chief Executive Officer of Harte-Hanks, said, “We are very excited by the opportunity this strategic acquisition provides. It demonstrates our very real commitment to the shopper business, and presents some exciting opportunities in the State of Florida for us both immediately and down the road. While we have said our primary shopper growth strategy is to expand circulation into contiguous geographic areas, mostly in Northern California, we have also stated that if one of the select shopper franchises in the country were to become available, we would be interested in owning it. That is precisely what The Tampa Flyer represents – a great franchise operation in a strong market with expansion opportunity. With this acquisition, we will have circulation of more than 12 million in some of the best markets in the U.S. We expect that this transaction will be slightly accretive from the outset, but do not expect that it will measurably impact earnings per share in 2005.”

Commenting on the acquisition, Pete Gorman, Senior Vice President – Shoppers of Harte-Hanks, said, “This is a great opportunity for us to add a terrific shopper organization to our existing operations. We have tremendous respect for Dick Mandt and the team at The Tampa Flyer. This acquisition will provide new opportunities for the team at The Tampa Flyer and throughout our Shoppers organization to add more value for our clients.”

“Harte-Hanks is known and admired by everyone in our industry,” said Dick Mandt, CEO and principal owner of Flyer Printing Company, Inc. “They are clearly the best player in the business. Additionally, they have been friends of ours for years. This will present excellent opportunities for our people, and will ensure our readers and advertisers of continued high quality service.”

Flyer Printing Company, Inc. is being represented in this transaction by Communications Equity Associates.

Statements in this release concerning the business outlook or future financial performance of Harte-Hanks, Inc. and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the filings of Harte-Hanks, Inc. with the Securities and Exchange Commission, including the Harte-Hanks, Inc. Annual Report on Form 10-K.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 900 separate editions with circulation in excess of 11 million in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

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